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                                                                    EXHIBIT 99.1

                      PRESS RELEASE dated August 13, 2001

FIDELITY NATIONAL FINANCIAL, INC. PRICES $250 MILLION OF 7.3% TEN-YEAR NOTES

IRVINE, Calif., Aug. 13 /PRNewswire/ -- Fidelity National Financial, Inc. (NYSE:
FNF - news), the nation's largest provider of title insurance and real estate related products and services, today announced that it issued $250 million of 7.3% ten-year notes through lead manager Lehman Brothers. The notes were priced at 99.597 to yield 7.358%. The notes will pay interest on the 15th of February and August and mature on August 15, 2011. In addition to lead manager Lehman Brothers, Banc of America Securities and Bear, Stearns & Co. acted as co-managers.

The notes are rated Baa3 by Moody's Investors Service and BBB- by Standard & Poor's. Both ratings carry a positive outlook. The net proceeds will be used to repay long-term indebtedness under the Company's existing term loan facility.

Fidelity National Financial, Inc. is the nation's largest title insurance and diversified real estate related services company. The Company's title insurance underwriters -- Fidelity National Title, Chicago Title, Ticor Title, Security Union Title and Alamo Title -- together issue approximately 30 percent of all title insurance policies nationally. The Company provides title insurance in 49 states, the District of Columbia, Guam, Mexico, Puerto Rico, the U.S. Virgin Islands and Canada.

In addition, Fidelity, through its principal subsidiaries, performs other real estate-related services such as escrow, flood certifications, real estate tax services, credit reporting, property appraisal services, exchange intermediary services in connection with real estate transactions, loan portfolio services, field services, default services, foreclosure publishing and posting services, reconveyances, home warranty insurance and real estate information and technology services. More information about the Company can be found on Fidelity's website, located at www.fnf.com.

This press release contains forward-looking statements. The words "believe," "expects," "intend," "anticipate," "will," and "project," and other similar expressions identify forward-looking statements, which speak only as of the date the statement was made. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. The risks and uncertainties which forward-looking statements are subject to include, but are not limited to, the effect of governmental regulations, competition and other risks detailed from time to time in the company's filings with the Securities and Exchange Commission.